EXHIBIT E-1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the Common Stock, $0.10 par value, of Devon Energy Corporation, and further agree that this Joint Filing Agreement, be included as an exhibit to each such joint filing. In evidence thereof the undersigned hereby execute this Agreement as of the 9th day of April, 2014.

/s/ Jeffrey Todd Mitchell
Jeffrey Todd Mitchell, Individually and as Co-Trustee

/s/ Michael Kent Mitchell
Michael Kent Mitchell, Individually and as Co-Trustee

/s/ Meredith L. Dreiss
Meredith L. Dreiss, Individually and as Co-Trustee